UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 7, 2004

INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC.

(Exact Name of Registrant as Specified in Its Charter)

South Carolina	0-24031	57-0910139

(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1601 Shop Road, Suite E, Columbia, SC	29201

(Address of Principal Executive Offices)	(Zip Code)

(803) 736-5595

(Registrant’s Telephone Number, Including Area Code)

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

     Integrated Business Systems and Services, Inc. (the “Registrant”) and USM Systems, Ltd. (“USMS”) have entered into a Limited License Agreement, dated as of December 7, 2004 (the “Agreement”). Pursuant to the Agreement, USMS has granted to the Registrant a limited right, license and privilege (the “License”) to utilize in North America certain specified intellectual property rights (the “Rights”) in connection with the Registrant’s asset and personnel tracking product and other application software and components as may be approved by USMS. The USMS “event driven” patents encompass the collection of data through the use of various media, including Radio Frequency Identification (RFID) technology, when utilized for asset tracking, location and management control solutions.

     The License commenced on December 7, 2004 and continues from year to year for the duration of the Rights, unless sooner terminated in accordance with the Agreement. The Agreement provides that the License may be terminated by USMS if the Registrant breaches its obligations under the Agreement, including certain manufacturing and distribution obligations, and fails to cure any such breach within 30 days. In addition, the Registrant may terminate the Agreement by notifying USMS 90 days prior to the expiration of any subsequent annual period.

     The Registrant has agreed to pay to USMS a minimum annual license fee in the amount of $10,000. The license fee is payable (a) by cash or check, (ii) in kind (which may include, but is not limited to, providing services to USMS), or (iii) some combination of cash and in-kind payment, as determined by the Registrant. However, the minimum annual license fee shall be credited against the Registrant’s purchases from USMS for amounts over $100,000 per year, subject to certain conditions.

     In addition to the forgoing provisions, the Agreement contains customary provisions regarding the protection by the Registrant of the Rights, indemnification by the Registrant of USMS and by USMS of the Registrant and similar matters.

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SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTEGRATED BUSINESS SYSTEMS AND SERVICES, INC. (Registrant)
Date: December 13, 2004	By:	/s/ George E. Mendenhall
George E. Mendenhall
Chief Executive Officer

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